UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

QUADRAMED CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	52-1992861
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

12110 Sunset Hills Road

Reston, Virginia 20190

(Address of Principal Executive Offices) (Zip Code)

QUADRAMED CORPORATION 2008 EMPLOYEE STOCK PURCHASE PLAN

(Full titles of the plan)

Keith B. Hagen

Chief Executive Officer

QuadraMed Corporation

12110 Sunset Hills Road

Reston, Virginia 20190

(Name and Address of Agent for Service)

(703) 709-2300

(Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Morris F. DeFeo, Jr.

Kelly G. Howard

Crowell & Moring LLP

1001 Pennsylvania Avenue, N.W.

Washington, D.C. 20004

(202) 624-2500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	150,000(2)	$8.31(3)	$1,246,500	$48.99
TOTALS	150,000		$1,246,500	$48.99

(1)	The amount of Common Stock registered hereunder shall be deemed to include any additional shares issuable as a result of any stock split, stock dividend or other change in the capitalization of QuadraMed Corporation (the “Company”).

(2)	Represents 150,000 shares of Common Stock available for issuance upon the exercise of awards under the QuadraMed Corporation 2008 Employee Stock Purchase Plan (the “2008 Plan”).

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), based upon the average of the high and low prices for a share of Common Stock reported on the The Nasdaq Stock Market, LLC as of September 23, 2008.

EXPLANATORY NOTE

On August 6, 2008, the Board of Directors of QuadraMed Corporation, a Delaware corporation (“QuadraMed”, the “Company”, or the “Registrant”), adopted the Company’s 2008 Employee Stock Purchase Plan (the “2008 Plan”) which supersedes the Company’s 2002 Employee Stock Purchase Plan (the “2002 Plan”). The 2002 Plan was terminated by the Company’s Board of Directors effective July 31, 2008, pursuant to its terms, as reported in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, as filed with the Securities and Exchange Commission (the “SEC”) on August 8, 2008. The effective date of the 2008 Plan is September 1, 2008. Pursuant to Section 423 of the Internal Revenue Code of 1986, as amended, the Company will seek shareholder approval of the 2008 Plan at its 2009 Annual Meeting of Stockholders. This registration statement has been prepared in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register the 150,000 shares of Common Stock which are reserved and available for issuance under the 2008 Plan.

The information required by Part I of Form S-8 is omitted from this registration statement in accordance with Rule 428 of the Securities Act and the instructions to Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

We have previously filed the following documents with the SEC, and they are incorporated by reference in this prospectus:

(1)	QuadraMed Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on March 14, 2008;

(2)	QuadraMed Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed with the SEC on May 9, 2008;

(3)	QuadraMed Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, filed with the SEC on August 8, 2008;

(4)	QuadraMed Corporation’s Current Reports on Form 8-K, filed with the SEC on February 4, 2008, February 7, 2008, February 13, 2008, March 12, 2008, March 18, 2008, April 1, 2008, April 15, 2008, May 12, 2008, June 5, 2008, June 9, 2008, June 16, 2008, June 27, 2008, July 16, 2008, July 22, 2008, August 12, 2008 and September 10, 2008; and

(5)	The description of the terms, rights and provisions applicable to the common stock contained in QuadraMed’s registration No. 001-32283 on Form 8-A, filed with the SEC on August 17, 2004 pursuant to Section 12 of the Exchange Act, as amended by Form 8-A/A filed with the SEC on July 8, 2008 pursuant to Section 12 of the Exchange Act.

All of the documents that we subsequently file under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all Shares offered by this prospectus have been sold or which deregisters all Shares then remaining unsold, are incorporated by reference into this prospectus.

You can request a copy of these documents, including exhibits, at no cost, by writing or telephoning us at the following address:

QuadraMed Corporation

12110 Sunset Hills Road

Reston, Virginia 20190

703-709-2300

Attn: Corporate Secretary

Any statement which is contained in a document incorporated or considered to be incorporated by reference in this prospectus is considered to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is considered to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded may not be considered, except as so modified or superseded, to be a part of this prospectus.

Item 4.	Description of Securities.

Not required.

Item 5.	Interests of Named Experts and Counsel.

Not required.

Item 6.	Indemnification of Directors and Officers.

Under Section 145 of the Delaware General Corporation Law (the “DGCL”), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation’s request, in such capacities with another enterprise, against expenses (including attorneys’ fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

Our amended and restated Certificate of Incorporation and Bylaws provide that, to the extent permitted by law, the Company shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to become a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, and may indemnify any person who was or is a party or is threatened to be made a party to such an action, suit or proceeding by reason of the fact that the person is or was or has agreed to become an employee or agent of the Company, or is or was serving or has agreed to serve at the request of the Company as an employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding and any appeal therefrom, if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding had not reasonable cause to believe the person’s conduct was unlawful; except that in the case of an action or suit by or in the right of the Company to procure a judgment in its favor (1) such indemnification shall be limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in the defense or settlement of such proceeding and (2) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Our amended and restated Certificate of Incorporation and Bylaws further provide that the Company shall advance expenses incurred by a director or officer in defending any such action if the director or officer undertakes to repay such amount if it is determined that the director or officer is not entitled to indemnification. The Company also shall purchase and maintain insurance to protect itself and any such director, officer or other person against any liability asserted against him and incurred by him in respect of such service whether or not the Company would have the power to indemnify him against such liability by law or under the provisions of our amended and restated Certificate of Incorporation or Bylaws.

Further, the Company has entered into indemnification agreements with its directors and certain of its senior executive officers. Pursuant to the terms of the indemnification agreements, each of the senior executive officers and directors of the Company will be indemnified by the Company to the fullest extent permitted by Delaware law in the event such officer is made or threatened to be made a party to a claim arising out of such person acting in his capacity as an officer or director of the Company.

The registration rights agreement associated with the Series A Preferred Stock provides that the holders of the Series A Preferred Stock and Common Stock issuable upon the conversion of the Series A Preferred Stock shall indemnify the Company and its directors and officers from and against any and all losses, claims, damages, expenses (including reasonable costs of investigation and fees, disbursements and other charges of counsel, and any amounts paid in settlement) or other liabilities to which the Company or its directors and officers may become subject under the securities laws, any other federal law, any state or common law rule or regulation which results from, arises out of, or is based upon any untrue, or alleged untrue, statement or omission, or alleged omission, of material fact by the holders contained in any registration statement, prospectus, or preliminary prospectus (as amended or supplemented) or any document incorporated by reference in any of the foregoing, if such information was furnished in writing by the holder to the Company for use in such document.

Item 7.	Exemption from Registration Claimed.

Not required.

Item 8.	Exhibits.

The following exhibits are filed as part of this registration statement. Certain of the following exhibits have been previously filed with the SEC and are incorporated herein by reference from the document described in parentheses. Certain others are filed herewith.

Exhibit Number	Description

4.1	Amended and Restated Bylaws of QuadraMed. (Exhibit 3.1 to our Current Report on Form 8–K, as filed with the SEC on February 4, 2008.)

4.2	Fourth Amended and Restated Certificate of Incorporation of QuadraMed. (Exhibit 3.1 to our Current Report on 8-K, as filed with the SEC on June 16, 2008.)

4.3*	QuadraMed Corporation 2008 Employee Stock Purchase Plan

5.1*	Opinion of Crowell & Moring LLP regarding legality of securities being registered.

23.1*	Consent of BDO Seidman, LLP Independent Registered Public Accounting Firm.

23.2*	Consent of Crowell & Moring LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (set forth in the signature page hereto).

*	Filed herewith

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Commonwealth of Virginia, on September 25, 2008.

QUADRAMED CORPORATION

By:	/s/ Keith B. Hagen
Keith B. Hagen
President, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Keith B. Hagen Keith B. Hagen	President, Chief Executive Officer (Principal Executive Officer) and Director	September 25, 2008

/s/ David L. Piazza David L. Piazza	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)	September 25, 2008

/s/ Robert L. Pevenstein* Robert L. Pevenstein	Chairman of the Board	September 25, 2008

/s/ Julian A.L. Allen* Julian A.L. Allen	Director	September 25, 2008

/s/ Lawrence P. English* Lawrence P. English	Director	September 25, 2008

/s/ Robert W. Miller* Robert W. Miller	Director	September 25, 2008

/s/ James E. Peebles* James E. Peebles	Director	September 25, 2008

*By:	/s/ Keith B. Hagen Keith B. Hagen	Attorney-in-Fact	September 25, 2008

POWER OF ATTORNEY

Each individual whose signature appears below constitutes and appoints Keith B. Hagen as his attorney-in-fact, for him in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming the said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Robert L. Pevenstein Robert L. Pevenstein	Chairman of the Board	September 25, 2008

/s/ Julian A.L. Allen Julian A.L. Allen	Director	September 25, 2008

/s/ Lawrence P. English Lawrence P. English	Director	September 25, 2008

/s/ Robert W. Miller Robert W. Miller	Director	September 25, 2008

/s/ James E. Peebles James E. Peebles	Director	September 25, 2008